Exhibit (d)(1)(ii)

Schedule A to Amended and Restated Investment Advisory Agreement

Revised as of October 13, 2015

Fund	Fee Rate	Effective Date
AllianzGI Emerging Markets Opportunities Fund	0.85%	10/13/2015
AllianzGI Focused Growth Fund	0.45%	09/24/2012
AllianzGI Global Natural Resources Fund	0.70%	06/28/2004
AllianzGI Global Small-Cap Fund	0.90%	10/04/2011
AllianzGI Health Sciences Fund (Formerly known as the AllianzGI Wellness Fund)	0.80%	02/01/2002
AllianzGI Income & Growth Fund	0.65%	02/28/2007
AllianzGI International Managed Volatility Fund	0.40%	02/01/2012
AllianzGI Mid-Cap Fund	0.47%	02/01/2002
AllianzGI NFJ All-Cap Value Fund	0.65%	07/19/2002
AllianzGI NFJ Dividend Value Fund	0.45%	05/05/2000
AllianzGI NFJ International Value Fund	0.60%	03/30/2005
AllianzGI NFJ Large-Cap Value Fund	0.45%	05/05/2000
AllianzGI NFJ Mid-Cap Value Fund	0.60%	05/05/2000
AllianzGI NFJ Small-Cap Value Fund	0.60%	05/05/2000
AllianzGI Small-Cap Blend Fund	0.65%	06/19/2013
AllianzGI Technology Fund	0.90%	05/27/2005
AllianzGI U.S. Managed Volatility Fund	0.30%	12/01/2011

IN WITNESS WHEREOF, ALLIANZ FUNDS and ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC have each caused this Schedule A to the Amended and Restated Investment Advisory Agreement dated January 1, 2014 to be signed in its behalf by its duly authorized representative, all as of the day and year first written above.

ALLIANZ FUNDS

By:	/s/ Julian Sluyters
Name:	Julian Sluyters
Title:	President and Chief Executive Officer

ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC

By:	/s/ Julian Sluyters
Name:	Julian Sluyters
Title:	Chairman-Management Board

[Schedule A to Allianz Funds Amended and Restated Investment Advisory Agreement]